Exhibit 99.1

PRESS RELEASE

TTEC Has Agreed to Acquire Avtex, a CX Technology Leader, Expanding Its Position as the Global Go-To-Partner for Next-Generation End-to-End Digital Customer Experience Solutions

Acquisition, once completed, will add significant scale and scope with industry-leading CX technology solutions to enable digital transformation for large enterprise and mid-market clients

DENVER, March 1, 2021 -- TTEC Holdings, Inc. (NASDAQ: TTEC), one of the largest global CX (customer experience) technology and services innovators for end-to-end digital CX solutions, is pleased to announce that it has agreed to acquire Avtex, an award-winning full-service CX technology and solutions leader. The acquisition, once completed, will be immediately accretive and highly complementary to TTEC's well-established CX-as-a-Service (CXaaS) customer experience technology and services platform. With this acquisition, TTEC will further expand its position as one of the leading global CX technology innovators and largest providers of end-to-end digital customer experience solutions worldwide.

A proven leader in digital CX transformation, Avtex will enhance TTEC's proprietary CX technology portfolio and extensive global partnerships. Avtex will add breadth and depth to TTEC’s end-to-end CXaaS platform with a value proposition that includes:

•	Transformational, differentiated scale: Adds over 1,000 clients across North America and 500+ experienced CX engineers, data scientists, and solution architects who design, deploy and support complex, integrated digital solutions.
•	Expanded technology partnerships with industry leaders: Recipient of multiple Genesys Partner of the Year Awards, including 2020 Global Partner of the Year, and placed five consecutive years in Microsoft's "Inner Circle" for its industry-leading cloud, data analytics, and AI solutions.
•	Meaningful expansion of offerings across industries: Expanded footprint with banking, financial services, insurance, credit unions, public sector, healthcare, and e-commerce clients, among others.
•	Significant CX innovation through differentiated intellectual property: Differentiated IP for API integrations, AI/ML and RPA, data analytics, workforce management, cybersecurity, fraud and customized solutions to address industry-specific challenges.
•	More than doubles TTEC’s coverage of the CX technology addressable market: Combines TTEC’s enterprise focus with Avtex's mid-market strengths increasing TTEC’s CX addressable market from 25% to more than 50% coverage.
•	Industry-leading management team and growth engine: Led by a dedicated executive team comprised of industry veterans with extensive experience in technology-enabled CX strategies. Strong sales performance is driven by a high-powered, award-winning, go-to-market organization.
•	Accretive: High growth, robust financial profile, and synergies from the combined organizations.

address 9197 south peoria street englewood, co 80112	contact Liesl Perez liesl.perez@ttec.com +1.303.551.1417

“This acquisition will be transformational for TTEC and will expand our position as the global go-to-partner for holistic, cloud-based customer experience solutions. It will put all of the major Tier 1 CX technologies under one roof and accelerate digital innovation with industry-leading IP, including API integrations, AI/ML and RPA, data analytics, and vertical-specific solutions for fraud, cybersecurity, and automation. The result will create a single source for seamless CX orchestration across every interaction channel that will increase speed-to-market and customer-centric differentiation for our clients," commented Ken Tuchman, chairman and CEO of TTEC. "This high-growth platform will essentially double our total addressable market by extending our solutions to the thriving mid-market. We are thrilled to be joining forces with this world-class, award-winning organization and look forward to sharing our progress in the months ahead."

George Demou, president and CEO of Avtex, stated: "Through our past experiences partnering with TTEC, Avtex has seen first-hand the power of their unique end-to-end value proposition. There is no doubt that our clients will benefit from TTEC's differentiated CX technology and solutions platform, broader digital transformation capabilities, and an expanded global footprint." He continued, "The opportunity that will be created by combining our two organizations is significant and compelling, and we are delighted to be pursuing it with a partner who shares our vision, culture, values, and focus on client-centricity."

The acquisition is subject to customary regulatory completion clearance by the US antitrust agencies.

About TTEC:

TTEC Holdings, Inc. (NASDAQ: TTEC) is one of the largest global CX (customer experience) technology and services innovators for end-to-end, digital CX solutions. The Company delivers leading CX technology and operational CX orchestration at scale through its proprietary cloud-based CXaaS (Customer Experience as a Service) platform. Serving iconic and disruptive brands, TTEC's outcome-based solutions span the entire enterprise, touch every virtual interaction channel, and improve each step along the customer journey. Leveraging next-gen digital and cognitive technology, the Company's Digital business designs, builds, and operates omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions. The Company's Engage business delivers digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions. Founded in 1982, the Company's singular obsession with CX excellence has earned it leading client NPS scores across the globe. The Company's nearly 61,000 employees operate on six continents and bring technology and humanity together to deliver happy customers and differentiated business results. To learn more, visit us at https://www.ttec.com.

address 9197 south peoria street englewood, co 80112	contact Liesl Perez liesl.perez@ttec.com +1.303.551.1417

About Avtex:

Avtex is a full-service Customer Experience (CX) company focused on helping organizations build meaningful connections with their customers, members, and constituents. Avtex offers a wide range of solutions to support CX transformation planning and orchestration of experiences for clients. Avtex has offices across the U.S., with headquarters in Minneapolis. Avtex is recognized as a gold partner of both Microsoft and Genesys, leveraging their world-class platforms as the foundation for customer engagements and digital transformation. Visit www.avtex.com for more information.

Additional Resources:

•	Hear from George Demou about joining TTEC and why it will change the game for digital customer experiences

•	Learn how TTEC Digital can transform customer experiences

•	Download your Effortless Experiences Toolkit

•	Check out TTEC's prestigious list of awards and recognition, including recent recognition as a Leader in Forrester's Omnichannel Wave

Tweet This: TTEC announces its intent to acquire @Avtex – soon adding Genesys and Microsoft to the Humanify CX ecosystem! #cloudcontactcenter #virtualcontactcenter #acquisition

address 9197 south peoria street englewood, co 80112	contact Liesl Perez liesl.perez@ttec.com +1.303.551.1417